EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-110149 and 333-128151 on Form S-8, of our reports dated March 8, 2006, relating to the consolidated financial statements and financial statement schedule of LKQ Corporation and subsidiaries and management’s report of the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K of LKQ Corporation and subsidiaries for the year ended December 31, 2005.

DELOITTE & TOUCHE LLP

Chicago, Illinois

March 8, 2006